FOR IMMEDIATE RELEASE	Exhibit 99.1
July 18, 2011

CenterState Banks, Inc. Announces

Gilbert J. Pomar, III appointment as Market President of Northeast Florida Region

DAVENPORT, FL. – July 18, 2011 - CenterState Banks, Inc. (NASDAQ: CSFL) (the “Company”) announced today that Gilbert J. Pomar, III has been appointed to a newly created position of Market President, Northeast Florida Region, for the Company’s lead subsidiary bank, CenterState Bank of Florida, N.A. (“CenterState”).

Prior to joining CenterState, Mr. Pomar served for twelve years as the President and CEO of The Jacksonville Bank, the largest community bank in Jacksonville, Florida, and eleven years as Senior Vice President and the Commercial Banking Manager for First Union National Bank, also in Jacksonville.

John Corbett, President and CEO of CenterState stated that, “We are thrilled to have Gil join our growing team. He is uniquely qualified to continue our progress throughout the region based on his track record of superior customer service and developing professional and successful bankers.”

Mr. Pomar is a third generation Jacksonville native and a graduate of the University of Florida where he earned his Bachelor of Science in finance in 1982. His active involvement in community, civic and professional activities include past President of the American Cancer Society’s Duval Chapter and Timuquana County Club, current President-elect of University of North Florida’s Coggin College of Business Advisory Council and Junior Achievement of North Florida, and current President of the Board of Trustees of Riverside Presbyterian Church. Mr. Pomar is also a board member of Downtown Vision, Inc. and The Florida Bankers Association.

Mr. Pomar commented that, “I have admired CenterState for many years as the organization clearly separated itself from other Florida banks in terms of growth, scope, products and customer service. I am excited to be part of this great company. Although the CenterState name is not familiar in Jacksonville now it soon will be.”

About the Company

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a multi bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through its two subsidiary banks with 52 full service branch banking locations in 14 counties throughout central Florida. Through its subsidiary banks, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the lead subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

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